John Hancock Trust
John Hancock Variable Insurance Portfolios, LLC
POWER OF ATTORNEY
          I do hereby constitute and appoint John J. Danello, Kinga Kapuscinski, Thomas Kinzler, Betsy Anne Seel, Charles Rizzo, Bruce Speca, John Vrysen, or any one of them, my true and lawful attorneys to execute registration statements to be filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “1933 Act”) and/or the Investment Company Act of 1940, as amended (the “1940 Act”), and to do any and all acts and things and to execute any and all instruments for me and in my name in the capacities indicated below, which said attorneys, or any of them, may deem necessary or advisable to enable John Hancock Trust (the “Trust”), or in the event of the conversion of the Trust, pursuant to a Plan of Conversion and the provisions of Section 18-214 of the Delaware Limited Liability Company Act, to a Delaware limited liability company to be known as John Hancock Variable Insurance Portfolios, LLC (the “Company”), to comply with the 1933 Act and the 1940 Act, and any rules, regulations and requirements of the SEC, in connection with such registration statements, including specifically, but without limitation, power and authority to sign for me in the capacity indicated below, the Trust’s, or the Company’s, registration statement on Form N-14 relating to the portfolio combinations listed below and any amendments (including post-effective amendments) thereto; and I do hereby ratify and confirm all that the said attorneys, or any of them, shall do or cause to be done by virtue of this power of attorney.
Portfolio Combinations

The Trust:		The Company:
Emerging Small Company Trust, a series of the Trust, into Smaller Company Growth Trust, a series of the Trust	or	Emerging Small Company Fund, a series of the Company, into Smaller Company Growth Fund, a series of the Company

Global Allocation Trust, a series of the Trust, into Lifestyle Balanced Trust, a series of the Trust	or	Global Allocation Fund, a series of the Company, into Lifestyle Balanced Fund, a series of the Company

Global Real Estate Trust, a series of the Trust, into Real Estate Securities Trust, a series of the Trust	or	Global Real Estate Fund, a series of the Company, into Real Estate Securities Fund, a series of the Company

International Small Cap Trust, a series of the Trust, into International Small Company Trust, a series of the Trust	or	International Small Cap Fund, a series of the Company, into International Small Company Fund, a series of the Company

Mid Cap Intersection Trust, a series of the Trust, into Mid Cap Index Trust, a series of the Trust	or	Mid Cap Intersection Fund, a series of the Company, into Mid Cap Index Fund, a series of the Company

Name	Signature	Title	Date
Charles L. Bardelis	/s/ Charles L. Bardelis	Trustee / Director*	**

James R. Boyle	/s/ James R. Boyle	Trustee / Director*	**

Peter S. Burgess	/s/ Peter S. Burgess	Trustee / Director*	**

Elizabeth G. Cook	/s/ Elizabeth G. Cook	Trustee / Director*	**

Grace K. Fey	/s/ Grace K. Fey	Trustee / Director*	**

Theron S. Hoffman	/s/ Theron S. Hoffman	Trustee / Director*	**

Hassell H. McClellan	/s/ Hassell H. McClellan	Trustee / Director*	**

James M. Oates	/s/ James M. Oates	Trustee / Director*	**

Steven M. Roberts	/s/ Steven M. Roberts	Trustee / Director *	**

F. David Rolwing	/s/ F. David Rolwing	Trustee / Director*	**

*	Trustee of John Hancock Trust / Director of John Hancock Variable Insurance Portfolios, LLC

**	July 20, 2009